Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES FOURTH QUARTER

AND FULL-YEAR 2014 RESULTS

HOUSTON – March 16, 2015 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the fourth quarter and full-year 2014.

For the 2014 fourth quarter, VAALCO reported Adjusted Net Income of $9 thousand, or $0.00 per diluted share. Adjusted Net Income excludes a $98.3 million non-cash impairment charge related to significantly lower projected oil prices used in the impairment valuation for the Etame, Ebouri, and Southeast Etame/North Tchibala fields, offshore Gabon as described below.  Including this charge, our reported net loss was $98.3 million, or a loss of $1.70 per share. The fourth quarter 2014 results were impacted by the substantial recent fall in oil prices and lower amounts of oil lifted from the Company’s offshore Gabon operations. These financial results compare with net income of $26.4 million, or $0.46 per diluted share, for the comparable period in 2013.

For the year ended December 31, 2014, VAALCO reported Adjusted Net Income of $20.8 million, or $0.36 per diluted share, before the non-cash impairment charge related to projected oil prices used in the impairment valuation for the Etame Field, Ebouri Field, and Southeast Etame/North Tchibala fields, offshore Gabon.  Including this impairment charge of $98.3 million, the Company’s reported net loss was $77.6 million, or $1.36 per diluted share, compared to net income of $43.1 million, or $0.74 per diluted share, for the year ended December 31, 2013.  The decrease in net income for full year 2014, compared to the same period in 2013, is primarily attributable to the impairment charge and due to lower revenue resulting from the impact of the decline in oil prices and lower amounts of barrels lifted from Company’s offshore Gabon operations.

In the year ended December 31, 2014, the Company produced on a gross basis approximately 5,803,000 barrels of crude oil (“Bbls”) (1,417,000 Bbls net to the Company), compared to approximately 6,244,000 Bbls (1,525,000 Bbls net to the Company) for the year ended December 31, 2013. In the fourth quarter of 2014, the Company produced on a net basis approximately 333,000 Bbls from its offshore Gabon operations compared to 405,000 Bbls produced in the fourth quarter of 2013.

Full year 2014 highlights:

•	Completed on-schedule the fabrication and installation of the two new production platforms at the Etame and Southeast Etame/North Tchibala fields offshore Gabon;
•	Successfully drilled and brought to production a development well in the South Tchibala field from the Avouma platform offshore Gabon;
•	Ended the year with approximately $102.0 million of available liquidity and only $15.0 million of funded debt
•	Mobilized the Transocean “Constellation II” jack up rig to begin the development drilling campaign offshore Gabon;
•

Completed the drilling of the first development well (Etame 8-H) of the current drilling campaign and began the drilling of a second development well (Etame 10-H) which began producing oil in the first quarter of 2015;

•	2014 reserve replacement of approximately 2.4 million barrels of oil equivalent (“BOE”) equates to a reserve replacement ratio of 175%; and
•

Entered the Subsequent Exploration Phase at Angola Block 5 extending the exploration license until November 2017.  In March 2015, VAALCO announced commencement of drilling its first well offshore Angola.

Steve Guidry, Chairman and CEO, commented: “We are very pleased with the operating progress we made during 2014 in the execution of our international growth strategy, including building out infrastructure, adding proven reserves and increasing production.  These achievements have made us a stronger Company as we enter 2015.  We are not immune to the impact of the recent significant decline in oil prices, however, our solid balance sheet should allow us to successfully navigate through this down cycle. During the coming months, we will look for opportunities to further enhance the efficiency of our operations and reduce development and operating costs on current and future projects in Gabon, Angola and Equatorial Guinea. I remain excited about the strategic direction of the Company and look forward to working with our partners to prudently and methodically advance our  development and exploration programs, allowing us to create further shareholder value.”

(Adjusted Net Income is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the table below.)

Gabon

In the fourth quarter of 2014, VAALCO commenced a new drilling and workover campaign offshore Gabon following the on-schedule installation of the Etame and SEENT platforms.   The contracted jack up drilling rig, Transocean’s “Constellation II”, was used to drill the Etame 8-H well, the first development well in the drilling campaign at the Etame platform. The well was determined to be producing hydrogen sulfide (“H2S”) during the initial testing and was subsequently shut-in. VAALCO is planning to conduct an extended well test of the Etame 8-H well to confirm and quantify the presence of H2S detected during the initial 17 hour flow test.  The well test is expected to occur within the next month.

The rig was then utilized to drill the Etame 10-H in the 1-V fault block, immediately south of the main Etame reservoir.  The Etame 10-H well confirmed the presence of an undrained lower lobe of the Gamba reservoir in this fault block.  VAALCO recently announced first production from the well, which is currently being produced, on a gross basis, at approximately 3,000 barrels of oil per day.  The “Constellation II” is now drilling the Etame 12-H, an in-fill development well also to the 1-V fault block targeting the undrained lower lobe of the Gamba reservoir.  The rig will then be mobilized to drill development wells from the SEENT platform, including the Southeast Etame 2-H well in the Southeast Etame/North Tchibala field, where the Company and its partners drilled a successful exploration well in 2010.

VAALCO and its partners continued during the fourth quarter of 2014 to work on the design and cost projections for facilities to be constructed to handle the H2S in the oil produced from certain areas in the Etame Marin block.  Considering the substantial recent fall in oil prices, the Company and its partners are focusing on more cost efficient options for a processing facility (e.g. chemical removal options, construction of a smaller facility on existing structures, or the use of surplus equipment and used structures).  It is expected that the timing of the project startup will be known as early as the fourth quarter of 2015 with a goal of re-establishing production from the area impacted by H2S as soon as practical.  However, there can be no assurances that the processing facility will be completed by 2017, if at all, or that a more cost effective facility will cover all affected areas of the Ebouri and Etame fields. Should the Company and its partners’ evaluation result in no economic alternative, a decrease of as much as 2.4 million barrels of proved undeveloped reserves could result.

Onshore Gabon, VAALCO and its concession partner, Total Gabon, continue to work with the government of Gabon to obtain approval of a revised production sharing contract for the Mutamba Iroru block.  Once the contract is approved, a plan of development will be submitted. Development of the onshore block is expected to capitalize on synergies benefiting from VAALCO’s operating base in Port Gentil, Gabon.

Angola

As previously announced, in October 2014, the Company entered into the Subsequent Exploration Phase (“SEP”) on Block 5 offshore Angola together with its working interest partner, Sonangol P&P, as provided for in the Production Sharing Agreement signed in 2006 with the Republic of Angola.  The SEP extends the exploration license for an additional three year period such that the new expiration date for exploration activities is November 30, 2017.

By entering the SEP, the Company has committed to drill two additional exploration wells during the exploration extension period. The four well obligation includes the two well commitment under the primary exploration period that carried over to the SEP period.

A drilling rig contract was signed in July 2014 for a semi-submersible rig, Transocean’s “Celtic Sea”, to drill the exploration well on the Kindele prospect, a post-salt objective. The well spudded on March 2, 2015 and is currently drilling at 3100 feet with a planned total depth of 7400 feet.  We expect to intersect the target Mucanzo sands next week.

Equatorial Guinea

During 2014, the Company and GEPetrol, the operator of Block P, continued to work on a joint operator model whereby the Company would have a significant role in future operator activities on the block.  The team will be studying options to take advantage of the lower capital costs associated with development-related equipment and services in order to improve the economics of the Block P development.

2014 Fourth Quarter Financial Results Discussion

Total oil and gas sales for the fourth quarter of 2014 were $23.0 million, as compared to $58.3 million for the same period in 2013.  The decrease in revenue is primarily related to a decrease in the realized sales price per barrel and due to lower number of barrels lifted from the Company’s offshore Gabon operations in the fourth quarter of 2014 compared to the fourth quarter of 2013.

Oil Revenues

Gabon

Crude oil revenues for the three months ended December 31, 2014 were $22.8 million, as compared to revenues of $58.0 million for the same period in 2013.  During the fourth quarter of 2014, VAALCO sold approximately 360,000 net Bbls at an average price of $63.49 per Bbl in Gabon compared to 531,000 Bbls at an average price of $109.12 per Bbl in 2013.

Natural Gas Revenues

United States

Natural gas revenues (including revenues from natural gas liquids) for the three months ended December 31, 2014, were $0.2 million compared to $0.3 million for the comparable period in 2013.  Natural gas sales were approximately 45 million cubic feet (MMcf) at an average price of $4.26 per thousand cubic feet (“Mcf”) including natural gas liquids for the three months ended December 31, 2014.  For the same period of 2013, natural gas sales were approximately 100 MMcf at an average price of $4.51 per Mcf including natural gas liquids.

Operating Costs and Expenses

Total production expenses excluding workovers for the fourth quarter of 2014 were $10.1 million, or $27.43 per BOE, compared to $8.6 million, or $15.76 per BOE, in the fourth quarter of 2013.  The increase in production expenses was in part attributable to boiler repairs on the FPSO vessel and insurance costs associated with drilling and workover activity.

Exploration expenses were $0.1 million in the fourth quarter of 2014 compared to $2.5 million in the comparable period in 2013.

During the fourth quarter of 2014, the Company recorded an impairment loss of $98.3 million to write down its investment in certain fields comprising the Etame Marine Block, offshore Gabon, to its fair value. An impairment of $38.5 was recorded in the Etame field, $5.9 million in the Ebouri field and $53.9 million in the Southeast Etame/North Tchibala field.  The impairment is a result of the recent decline in the forecasted oil prices used in the impairment evaluation.

Income tax expense for the fourth quarter of 2014 was $3.6 million, compared to $9.6 million for the same period in 2013. The decrease in tax was primarily related to the decrease in revenue resulting from lower oil prices and lower sales volumes.

2014 Full-Year Financial Results Discussion

Total oil and gas sales for 2014 were $127.7 million, as compared to $169.3 million for 2013.  The decrease in revenue is primarily related to the lower number of barrels lifted from the Company’s offshore Gabon operations and a decrease in the realized sales price per barrel in the year ended December 31, 2014 compared to the year ended December 31, 2013.

Oil Revenues

Gabon

Crude oil revenues for 2014 were $126.3 million, as compared to revenues of $167.4 million for the same period in 2013.  VAALCO sold approximately 1,350,000 net Bbls at an average price of $93.68 per Bbl in Gabon in 2014, as compared to 1,544,000 net Bbls at an average price of $108.42 per Bbl in 2013.

Natural Gas Revenues

United States

Natural gas revenues including revenues from natural gas liquids for the year 2014 were $1.0 million, compared to $1.5 million for the comparable period in 2013.  Natural gas sales in 2014 were approximately 200 MMcf at an average price of $4.96 per Mcf including natural gas liquids.  For the same period of 2013, natural gas sales were approximately 300 MMcf at an average price of $4.50 per Mcf including natural gas liquids.

Operating Costs and Expenses

Production expense excluding workovers for 2014 was $29.6 million, or $21.27 per BOE, as compared to $29.0 million, or $18.10 per BOE, for 2013.  In 2014, well workover costs to replace electrical submersible pumps totaled $2.1 million compared to $7.6 million in 2013.

Exploration expense in 2014 was $15.4 million, as compared to $23.9 million in 2013. The exploration expense in 2014 was primarily attributable to $11.7 million in dry hole costs related to one unsuccessful exploration well offshore Gabon compared to the costs of dry holes drilled in Gabon and the United States in 2013 totaling $20.8 million.

As reported above in more detail, the Company recorded an impairment loss of $98.3 million to write down its investment in certain fields in the Etame Marin Block offshore Gabon to its fair value.

In 2014, the Company incurred $22.5 million in income taxes as compared to $34.1 million for 2013. All income tax expenses were associated with the Etame Marin block production and were incurred in Gabon. The lower income tax expense for 2014 versus 2013 was primarily the result of lower sales volumes and oil prices, which results in lower profit oil barrels subject to income taxes.

Year End 2014 Reserves

Reserve additions in 2014 were primarily due to positive performance revisions at the Avouma/South Tchibala, and Etame Fields. 96% of these reserves additions were oil and total year end reserves were 97% oil.

Capital Investments/Balance Sheet

In 2014, the Company invested $92.2 million in property and equipment additions (including amounts carried in accounts payable and excluding exploration dry hole costs), primarily associated with the construction and installation of  two new platforms, associated production facilities, and development wells offshore Gabon.

The Company’s 2015 capital expenditures are expected to be in the range of $65.0 million to $75.0 million to further develop the Etame Marin block offshore Gabon and to drill an exploration well on Block 5 in Angola.

On December 31, 2014, VAALCO had total liquidity of $101.5 million, comprised of a cash balance of $91.5 million (including cash held as restricted primarily for future drilling commitments offshore Angola) plus an estimated $10 million of available undrawn borrowing capacity on its credit facility.  The Company believes that this cash balance, combined with cash flow from operations and the remaining undrawn portion of the credit facility, will be sufficient to fund the Company's 2015 operations.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full-year 2014 results on Tuesday, March 17, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  Interested parties may participate by dialing 1 (800) 230-1092.  International parties may dial 1 (612)234-9960.  The confirmation code is 356040.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately one hour after the end of the conference call through April 17, 2015, on the Company’s website and by dialing 1 (800) 475-6701.  International parties may dial 1 (320) 365-3844.  The confirmation code is 356040.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves,  lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the years ended December 31, 2013 and 2014 (to be filed shortly), and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

Summary of financial results for the quarter are tabulated below.

VAALCO ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except number of shares and par value amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$69,051	$130,529
Restricted cash	1,584	12,366
Receivables:
Trade	19,527	16,972
Accounts with partners, net of allowance $7.6 million in 2014 and 2013	10,903	307
Other, net of allowance of $2.4 million in 2014, and zero in 2013	3,285	4,435
Crude oil inventory	1,905	352
Materials and supplies	286	164
Prepayments and other	6,509	2,339
Total current assets	113,050	167,464
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	338,641	215,701
Undeveloped acreage	22,133	23,705
Work in progress	25,157	64,489
Equipment and other	11,907	6,831
	397,838	310,726
Accumulated depreciation, depletion and amortization	(289,714)	(172,202)
Net property and equipment	108,124	138,524
Other assets:
Restricted cash	20,830	-
Deferred tax asset	1,349	1,349
Deferred finance charge	1,959	-
Abandonment funding	3,537	830
Total Assets	$248,849	$308,167
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	38,540	42,561
Accounts with partners	-	3,268
Total current liabilities	$38,540	$45,829
Asset retirement obligations	14,846	11,464
Long term debt	15,000	-
Total liabilities	68,386	57,293
Commitments and contingencies (Note 6)
VAALCO Energy Inc. shareholders’ equity:
Common stock, $0.10 par value, 100,000,000 authorized shares, 65,194,828 and 64,012,914 shares issued with 7,393,714 and 7,162,573 shares in treasury at Dec. 31, 2014 and 2013, respectively	6,519	6,408
Additional paid-in capital	64,351	55,455
Retained earnings	146,892	224,442
Less treasury stock, at cost	(37,299)	(35,431)
Total Equity	180,463	250,874
Total Liabilities and Equity	$248,849	$308,167

VAALCO ENERGY, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED OPERATIONS

(in thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Oil and gas sales	$23,037	$58,282	$127,691	$169,277
Operating costs and expenses:
Production expense	10,075	8,640	31,718	36,615
Exploration expense	145	2,473	15,358	23,928
Depreciation, depletion and amortization	4,642	5,918	20,086	16,929
General and administrative expense	3,504	3,259	14,194	11,254
Bad debt and other expenses	600	2,042	2,400	3,326
Impairment of proved properties	98,341	-	98,341	-
Total operating costs and expenses	117,307	22,332	182,097	92,052
Operating income (loss)	(94,270)	35,950	(54,406)	77,225
Other income (expense):
Interest income	4	16	75	73
Other, net	(476)	57	(733)	(111)
Total other income (expense)	(472)	73	(658)	(38)
Income (loss) before income taxes	(94,742)	36,023	(55,064)	77,187
Income tax expense	3,590	9,648	22,486	34,115
Net income (loss) attributable to VAALCO Energy, Inc.	(98,332)	26,375	(77,550)	43,072
Basic net income (loss) per share attributable to VAALCO Energy, Inc. common shareholders	$(1.70)	$0.46	$(1.36)	$0.75
Diluted net income (loss) per share attributable to VAALCO Energy, Inc. common shareholders	$(1.70)	$0.46	$(1.36)	$0.74
Basic weighted average shares outstanding	57,791	57,807	57,229	57,299
Diluted weighted average shares outstanding	57,791	57,138	57,229	57,925

VAALCOENERGY, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED CASH FLOWS

(in thousands of dollars)

	Year Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(77,550)	$43,072	$5,339
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	20,086	16,929	19,913
Amortization of debt issuance cost	328
Unrealized foreign exchange (gain) loss	(59)	22	(245)
Dry hole costs and impairment loss on unproved leasehold	13,273	22,490	37,289
Stock based compensation	3,322	3,005	2,406
Bad debt provision	2,400	1,562	1,621
Impairment loss	98,341	-	7,620
Change in operating assets and liabilities:
Trade receivables	(2,555)	(9,011)	2,126
Accounts with partners	(13,864)	(12,649)	18,988
Other receivables	(1,250)	(53)	(199)
Crude oil inventory	(1,748)	279	(71)
Materials and supplies	(122)	173	(102)
Other long term assets	(3,537)	-	-
Prepayments and other	(4,172)	594	(766)
Accounts payable and other liabilities	(9,503)	8,988	39
Net cash provided by operating activities	23,390	75,401	93,958
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease/(increase) in restricted cash	(9,219)	(1,065)	78
Property and equipment expenditures	(92,179)	(66,879)	(71,915)
Net cash used in investing activities	(101,398)	(67,944)	(71,837)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	5,685	3,729	3,335
Debt issuance costs	(2,287)	(11,456)
Borrowings	15,000
Purchase of treasury stock	(1,868)
Distribution to noncontrolling interest	-	-	(5,595)
Acquisition of noncontrolling interest	-	-	(26,200)
Net cash provided by (used in) financing activities	16,530	(7,727)	(28,460)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(61,478)	(270)	(6,339)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	130,529	130,800	137,139
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$69,051	$130,529	$130,800
Supplemental disclosure of cash flow information
Cash paid for Income taxes	$23,041	$34,444	$83,306
Supplemental disclosure of non cash investing and financing activities
Property and equipment additions incurred during the period but not paid at period end	$18,983	$13,440	$9,814
Receivable from employees for stock option exercise	$-	$-	$173

Other Financial Results (Unaudited):

	Three months ended,		Year Ended		Three months ended,
(Unaudited)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	September 30, 2014
Net oil sales (MBbls)	360	531	1,351	1,549	256
Net gas sales (MMCF)	45	68	227	325	55
Net oil and gas sales (MBOE)	367	543	1,389	1,603	265
Average oil price ($/bbl)	$63.50	$109.10	$93.72	$108.35	$94.67
Average gas price ($/MCF)	$4.26	$4.51	$4.57	$4.50	$4.59
Average price ($/BOE)	$62.70	$107.39	$91.92	$105.60	$92.36
Production costs, excluding workover costs ($/BOE)	$27.43	$15.76	$21.27	$18.10	$26.95
Depletion costs ($/BOE)	$12.64	$10.90	$14.46	$10.56	$16.18
General and administrative costs ($/BOE)	$9.54	$6.00	$10.22	$7.02	$14.97
Capital Expenditures ($thousands)	$26,258	$3,821	$92,179	$48,390	$26,370

Basic and Diluted Share Information (Unaudited):

	Year Ended
	2014	2013
Basic weighted average common stock issued and outstanding	57,229,435	57,298,910
Dilutive options	-	626,091
Total dilutive shares	57,229,435	57,925,001

Proved Reserve Information (Unaudited):

	Oil (MBbls)	Gas (MMcf)
Balance at December 31, 2013	7,232	1,333
Production	(1,351)	(227)
Revision of previous estimates	2,312	300
Extension and discoveries	67	-
Balance at December 31, 2014	8,260	1,406

NON-GAAP FINANCIAL MEASURES

Management uses the supplemental financial measure of Adjusted Net Income, which excludes the effect of non-cash asset impairments. Management uses this financial measure as an indicator of the Company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

The following table provides a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP) (unaudited and in thousands).

VAALCO ENERGY, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to VAALCO Energy, Inc. to

Adjusted Net Income Attributable to VAALCO Energy, Inc.

(in thousands of dollars, except per share amounts)

	Three Months Ended,		Year Ended,
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income (loss) attributable to VAALCO Energy, Inc.	$(98,332)	$26,375	$(77,550)	$43,072
Adjustments net of tax:
Impairment of proved properties	98,341	-	98,341	-
Adjusted net income (1)	9	26,375	20,791	43,072
Adjusted basic net income (loss) per share attributable to VAALCO Energy, Inc. common shareholders	$-	$0.46	$0.36	$0.75
Adjusted diluted net income (loss) per share attributable to VAALCO Energy, Inc. common shareholders	$-	$0.46	$0.36	$0.74

(1)Adjusted net income attributable to VAALCO Energy, Inc. is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of VAALCO's fundamental business on a recurring basis.  In addition, management believes that Adjusted net income attributable to VAALCO Energy, Inc. is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted net income attributable to VAALCO Energy, Inc. should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies